WARRANT PURCHASE AGREEMENT

April 30, 2008

Universal Capital Management, Inc.
2601 Annand Dr., #16
Wilmington, Delaware 19808

Vystar Corporation, a Georgia corporation (the "Company"), hereby agrees with you as follows:

1.
Concurrently with the execution of this Warrant Purchase Agreement (the “Agreement”), the Company is entering into with you a consulting agreement, of even date hereof. Pursuant to the terms of the consulting agreement, the Company will deliver to you a Warrant (the "Warrant") in the form of Exhibit A hereto, to purchase up to Five Hundred Thousand (500,000) shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), at a purchase price of ($2.00) per share, exercisable for a period of up to Sixty (60) months commencing on the date hereof. The right to purchase all Five Hundred Thousand (500,000) shares shall vest immediately.

2.
The Company covenants that all shares that may be issued upon the exercise of the Warrant, upon issuance, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants that during the period within which the Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to permit the exercise of the Warrant.

3.	This Warrant is not transferable.

If the foregoing correctly sets forth our understanding, please sign below.

Very truly yours,
Accepted as of the
Vystar Corporation	date written above:

William R Doyle	Joseph T Drennan, Vice President
President & Chief Executive Officer	Universal Capital Management, Inc.

EXHIBIT A

WARRANT No. ___

NO SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS WARRANT OR THE SHARES PURCHASABLE HEREUNDER SHALL BE MADE EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS WARRANT IS ALSO RESTRICTED BY A WARRANT PURCHASE AGREEMENT DATED April 30, 2008 A COPY OF WHICH IS AVAILABLE FROM THE ISSUER.

WARRANT TO PURCHASE COMMON STOCK
IN VYSTAR CORPORATION

Exercisable Commencing
April 30, 2008

Void After
April 30, 2013
THIS CERTIFIES that, for value received, Universal Capital Management, Inc. of 2601 Annand Dr., #16, Wilmington, Delaware 19808, is entitled, subject to the terms and conditions set forth in this Warrant, to purchase from Vystar Corporation (“Company"), located at 3235 Satellite Blvd., Building 400, Suite 290, Duluth, GA 30096 Five Hundred Thousand (500,000) shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), at a purchase price of ($2.00) per share, exercisable for a period of up to Sixty (60) months commencing on the date hereof, subject to adjustment as provided in Section 5 below. This Warrant is issued pursuant to a Warrant Purchase Agreement between Universal Capital Management, Inc. and the Company, dated April 30, 2008, and is subject to all the terms thereof, including the vesting schedules set forth in Section 1 thereof, and the limitations on transferability set forth in Section 3 thereof.

1. This Warrant may be exercised by the holder hereof, in whole or in part (but not as to a fractional share), by the presentation and surrender of this Warrant with the form of Election to Purchase duly executed, at the principal office of the Company (or at such other address as the Company may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Company), and upon payment to the Company of the purchase price by certified or bank cashier's check. The shares of Common Stock so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares of Common Stock as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares. Certificates for the shares of Common Stock so purchased shall be delivered or mailed to the holder promptly after this Warrant has been exercised, and if applicable, a new Warrant identical in form representing the number of shares of Common Stock with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof.

2. Nothing contained herein shall be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company.

3. The Company shall not issue certificates representing fractions of shares of Common Stock upon the exercise of this Warrant, but shall make a cash payment for any fractional share based on the market price of the Common Stock on the date of exercise, which shall be the closing sale price on the principal exchange on which the Common Stock is traded; or if not traded on any exchange, then the representative closing bid price in the over-the-counter market; or if not traded in the over-the-counter market, the fair market value as determined by the Company’s board of directors. All calculations under this Section 3 and under Section 5 shall be made to the nearest cent or shares, as the case may be.

4. Subject to the limitations on transfer set forth in Section 3 of the Warrant Purchase Agreement, this Warrant is exchangeable, upon its surrender by the holder at the office of the Company referred to in Section 1 above, for new warrants (containing the same terms as this Warrant) each representing the right to purchase such number of shares of Common Stock as shall be designated by such holder at the time of such surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder). Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of a bond of indemnity satisfactory to the Company (or, in the case of mutilation, upon surrender of this Warrant), the Company will issue to the holder a replacement warrant (containing the same terms as this Warrant). As used herein, "Warrant" shall include all new warrants issued in exchange for or replacement of this Warrant.

5. If the Company shall pay a dividend in shares of its Common Shares, subdivide (forward-split) its outstanding shares of Common Stock, combine (reverse-split) its outstanding shares of Common Stock, issue by reclassification of its shares of Common Stock any shares or other securities of the Company, or distribute to holders of its Common Stock any securities of the Company or of another entity, the number of shares of Common Stock or other securities the holder hereof is entitled to purchase pursuant to this Warrant immediately prior thereto shall be adjusted so that the holder shall be entitled to receive upon exercise the number of shares of Common Stock or other securities which he or she would have owned or would have been entitled to receive after the happening of any of the events described above had this Warrant been exercised immediately prior to the happening of such event, and the exercise price per share shall be correspondingly adjusted; provided, however, that no adjustment in the number of shares and/or the exercise price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such number and/or price; and provided further, however, that any adjustments which by reason of this Section 5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. An adjustment made pursuant to this Section 5 shall become effective immediately after the record date in the case of the stock dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. The holder of this Warrant shall be entitled to participate in any subscription or other rights offering made to holders of Common Stock had he purchased the full number of shares as to which this Warrant remains unexercised immediately prior to the record date for such rights offering. If the Company is consolidated or merged with or into another corporation or if all or substantially all of its assets are conveyed to another corporation this Warrant shall thereafter be exercisable for the purchase of the kind and number of shares of stock or other securities or property, if any, receivable upon such consolidation, merger or conveyance by a holder of the number of shares of Common Stock of the Company which could have been purchased on the exercise of this Warrant immediately prior to such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of this Warrant to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of shares of Common Stock the holder of this Warrant is entitled to purchase) shall thereafter be applicable, as nearly as possible, in relation to any shares of Common Stock or other securities or other property thereafter deliverable upon the exercise of this Warrant. Upon any adjustment of the number of shares of Common Stock or other securities the holder of this Warrant is entitled to purchase, and of any change in exercise price per share, then in each such case the Company shall give written notice thereof to the then registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state such change and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

6. If at any time:

A.	The Company shall declare a dividend or other distribution on its Common Stock payable otherwise than in cash at the same rate as the immediately preceding regular dividend or in Common Stock;

B.	The Company shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights;

C.
There shall be any plan or agreement of reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

D.
There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall give to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, at any time prior to the applicable record date or dates, a written notice summarizing such action or event and stating the record date or dates for any such dividend or rights (or if a record is not to be taken, the date or dates as of which the holders of Common Stock of record to be entitled to such dividend or rights are to be determined), the date on which any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up is expected to become effective, and the date or dates as of which it is expected the holders of Common Stock of record shall be entitled to effect any exchange of their shares of Common Stock for securities of other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officers on April 30, 2008.

Attested:	VYSTAR CORPORATION

By:_______________________	By: ________________________________________
William R Doyle, President & Chief Executive Officer